Exhibit D

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (“Sublicense”) is made as of the 12th day of September, 2005 between Duncan-Hurst Capital Management, L.P. (“DHCM”) and Professionally Managed Portfolios, on behalf of the CAN SLIM Select Growth Fund (the “Fund”).

RECITALS

A.     DHCM and Investor’s Business Daily, Inc. (“IBD”) are parties to a License Agreement dated September 9, 2005, a copy of which is annexed hereto as Exhibit “A” (the “License Agreement”).

B.     The Fund is the “Fund” described in the License Agreement.

C.     This Sublicense is made pursuant to the provisions of Section 10.6.2 of the License Agreement.

SUBLICENSE

The parties agree as follows:

1.     CERTAIN DEFINED TERMS. Capitalized terms that are used in this Sublicense will have the meaning set forth in the License Agreement except for capitalized terms that are otherwise defined in this Sublicense.

2.     SUBLICENSE.

2.1     Grant. On the terms and subject to the conditions set forth in this Sublicense, DHCM hereby grants to the Fund, during the Sublicense Period, and the Fund hereby accepts, a license to (a) use the Licensed Mark in the Territory in connection with the operation of the Fund and its shares, and the name “CAN SLIM Select” as part of the trade name of the Fund, and (b) use the Licensed Mark to advertise and market the Fund throughout the world.

2.2     No Exclusivity. DHCM reserves the right to itself use the Licensed Mark inside the Territory in its capacity as investment adviser to the Fund.

2.3     Restrictions on Use of the Property. The Fund will not use the Property or any derivative of the Property for any purpose other than the limited use license pursuant to Subsection 2.1 hereof except with the prior written consent of DHCM, which approval DHCM may withhold in its sole and exclusive discretion.

2.4     Relationship to License Agreement. This Sublicense is subordinate to the terms and conditions of the License Agreement, which, in case of conflict with anything contained in this Sublicense, prevails. The Fund’s rights under this Sublicense will not exceed the rights of DHCM under the License Agreement. This Sublicense, and IBD’s approval of this Sublicense, does not amend the License Agreement in any respect, either expressly or by implication. Without limitation of the foregoing, the Fund acknowledges and agrees that IBD, on behalf of itself and its Affiliates, reserves the unrestricted right to use the name and mark, “CAN SLIM” without the word “Select” for any and all purposes, within and without the Territory, and to grant licenses to third parties to do so.

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Exhibit D

3.     SUBLICENSE PERIOD.

3.1     Sublicense Period. The duration of this Sublicense (the “Sublicense Period”) shall be the same as the Term set forth in the License Agreement.

4.     CONSIDERATION.

4.1     Payments due DHCM. In consideration for this Sublicense, the rights granted to the Fund hereunder, and the advertising services to be provided by IBD under the License Agreement, the Fund will pay to DHCM all Rule 12b-1 fees payable by the Fund within twenty (20) days after the end of each calendar quarter.

5.     INTELLECTUAL PROPERTY.

5.1     Approvals. The Fund acknowledges and agrees that IBD retains certain rights of approval of the Property under the License Agreement. The Fund will cooperate with DHCM in securing such approvals and will not use the Property or any constituent words of the Property prior to the securing of such approvals.

5.2      Ownership of the Property. This Sublicense creates only a license to use the Property in the manner and for the purposes set forth herein. This Sublicense does not transfer ownership to the Property or any other rights to the Property (other than the license granted to the Fund under this Sublicense). All uses of the Property by the Fund inure to the benefit of IBD. The Fund will not contest the ownership and rights of IBD and its Affiliates in and to or any constituent words of the Property, whether during or after the Sublicense Period or assist others in doing so or in any way represent that it has any rights, title or interest in or to them other than those rights expressly granted under the terms of this Sublicense.

5.3     No Disparagement. The Fund will not promote, distribute or sell any product or service, or use or refer to the Property in any manner that disparages or diminishes the stature or image of the Property or the quality of services identified by the Licensed Mark or the names “CAN SLIM Select,” “CAN SLIM” and “Investor’s Business Daily” or causes confusion or deception among consumers.

5.4     No Use or Registration of Similar Mark. The Fund will not adopt, use, apply for or attempt to register any mark that is confusingly similar to the Licensed Mark during the Sublicense Period or after its termination or expiration.

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Exhibit D

5.5     Sublicensing. The Fund will not sublicense any of its rights or delegate any of its duties under this Sublicense. The Fund will not authorize others to use the Property for any purpose other than for the purposes expressly authorized under this Sublicense.

5.6.     Designation. The Fund will reproduce the symbol “TM” or “®”, as appropriately and reasonably directed by DHCM, next to each use of the Licensed Mark.

6.     PROTECTION OF THE LICENSED MARK.

6.1     Registration of the Licensed Mark. The Fund will cooperate with DHCM and IBD and assist IBD in all actions taken by IBD to register the Licensed Mark with the USPTO and in such foreign countries as are from time to time designated by IBD. DHCM will reimburse the Fund for its reasonable out-of-pocket expenses incurred in connection with its cooperation and assistance pursuant to this section, within 30 days after DHCM has received the Fund’s invoice thereof.

6.2     Infringements. The Fund will promptly notify DHCM in writing of any infringement of the Licensed Mark that comes to its attention and cooperate with DHCM and IBD by providing such information and assistance as they may reasonably require for the purposes and as further described in Section 6.3 hereof.

6.3     Prosecution of Infringements.

6.3.1   Subject to reimbursement for its reasonable out-of-pocket expenses, the Fund will cooperate with DHCM and IBD in any trademark infringement action or defense undertaken by IBD pursuant to the provisions of the License Agreement.

6.3.2   To the extent IBD does not elect to pursue a claim against an alleged infringer of the Licensed Mark pursuant to the provisions of the License Agreement, DHCM will have the sole right, exercisable in its sole discretion, to pursue, at its expense, any claim against a third party for infringement or other use or misuse of the Licensed Mark. The failure of DHCM to pursue any action will not be a breach by DHCM of its obligations under this Sublicense. If DHCM determines (in its sole discretion) that legal action is feasible and necessary or advisable, subject to IBD’s rights under the License Agreement, DHCM will be in sole and exclusive control of the matter and will proceed as it determines is best or appropriate under the circumstances at its sole expense. The Fund will cooperate in the manner that DHCM reasonably requests to assist DHCM in connection with any action taken by DHCM pursuant to this Section 6.3.2, provided that any reasonable out-of-pocket expenses incurred by the Fund in providing such cooperation and assistance pursuant to this Section 6.3.2 will be promptly reimbursed by DHCM.

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Exhibit D

6.3.3    As between IBD and the Fund, IBD will be entitled to retain any and all proceeds of any such action brought by IBD and the Fund will not be entitled to any share of such proceeds.

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Exhibit D

7.     ASSIGNMENT.

7.1     Assignment by the Fund. No Assignment of this Sublicense may be made by the Fund of its rights and obligations hereunder, in whole or in part, without the prior written consent of DHCM, which it may withhold or grant in its sole and absolute discretion.

7.2     Assignment by DHCM. DHCM may assign its rights and delegate its obligations under this Sublicense in the same manner, and subject to the same terms and conditions, as it may assign the License Agreement in accordance with the License Agreement.

8.     TERMINATION.

8.1     Termination by Either Party. This Sublicense may be terminated by the party not at fault upon the occurrence of any of the following events:

8.1.1   If the other party materially breaches any term or condition of this Sublicense and fails to rectify such breach within thirty (30) days after receiving written notice from the non-breaching party or fails to promptly commence a cure, if it is reasonably anticipated that it is likely to take in excess of thirty (30) days to rectify, notifies the non-breaching party of such circumstance and the actions that are being taken to rectify the breach complained of, and thereafter diligently continues to take appropriate action to rectify the breach;

8.1.2   If the other party becomes insolvent, or enters into an arrangement with its creditors, or commences its dissolution, or has a receiver appointed over a material portion of its assets which is not released or discharged within thirty (30) days;

8.1.3   If the Fund is liquidated or substantially all of its assets are sold, or if an order is issued by any Authority which suspends or terminates the right of the Fund to continue to offer or sell shares of the Fund or to operate in the normal course of its business and such order is not removed within thirty (30) days;

8.1.4   If there is an Assignment of this Sublicense by a party that is not permitted hereunder;

8.1.5   Upon the filing by the other party of a voluntary or involuntary action for bankruptcy protection under the United States Code, which, in the case of an involuntary action, is not dismissed within thirty (30) days after the filing thereof.

8.2     Termination of the License Agreement. This Sublicense will terminate simultaneously with the termination of the License Agreement. DHCM will promptly give the Fund written notice of such termination.

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8.3     Termination Notices to be in Writing. All notices of termination which may be given hereunder must be in writing.

8.4     Effect of Expiration or Termination.

8.4.1   Upon the expiration or termination of this Sublicense the Fund will cease within sixty (60) days any further use of the Property and will no longer associate the Fund with the Property.

8.4.2   The provisions of Sections 5.2, 5.3, 5.4, 6.3, 9, 10, 11, and this Section 8.4 will survive the termination of this Sublicense.

9.     CONFIDENTIALITY. During the Sublicense Period and thereafter for so long as the matter is not publicly known:

9.1      Disclosures by the Fund. Subject to the provisions of Section 9.2, the Fund will not divulge to any third party any proprietary, non-public information relating to the Licensed Mark or any other matter that DHCM reasonably advises the Fund is of a confidential nature relating to this Sublicense, or to the exercise of the rights or performance of the duties by the parties hereunder, that is communicated to the Fund by DHCM during the Sublicense Period.

9.2     Permitted Disclosures. Notwithstanding the foregoing, the Fund may disclose this Sublicense to the Fund’s lawyers, insurers, accountants and auditors, and to Persons with whom the Fund has a confidential relationship, including their respective Affiliates, lawyers, insurers, accountants and auditors, provided such Persons are required to maintain substantially the same degree of confidentiality as is required of the disclosing party, and as the Fund may be required by law to disclose same; provided, however, in case disclosure is mandated by an order of a court or other governmental authority or a subpoena, the party seeking to make disclosure will promptly give notice to the other party so that the non-disclosing party has an opportunity to seek an appropriate protective order.

10.      NOTICES. All notices hereunder will be in writing and will be delivered by courier or other means of personal service (including by means of a nationally recognized overnight mail service or professional messenger service), or sent by facsimile or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

DHCM:

Duncan-Hurst Capital Management, L.P.
4365 Executive Drive, Suite 1520
San Diego, CA 92121
ATTN: Rebecca LaFerney
Email: Rebecca@dhcm.com

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Exhibit D

The Fund:      CAN SLIM Select Growth Fund
c/o US Bancorp Fund Services
        615 East Michigan Street
                                Milwaukee, WI 53202
                                ATTN: Robert (“Bud”) Slotky
                                Email: bud.slotky@usbank.com

All notices will be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above. In case of service by facsimile, a copy of such notice will be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

11.     GENERAL.

11.1    Further Assurances. Each of the parties will use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated hereby, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

11.2    Modifications and Amendments; Waivers and Consents. Amendments to this Sublicense must be in writing and signed by the parties. No waiver, failure to enforce any provision of this Sublicense or course of dealing will operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Sublicense requires or permits a waiver or consent by or on behalf of any party hereto, such waiver or consent will be given in writing.

11.3    Entire Agreement. This Sublicense (including any exhibits hereto) is intended to embody the final, complete and exclusive agreement among the parties with respect to the subject matter hereof; is intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

11.4    Governing Law and Venue. This Sublicense is to be governed by and construed in accordance with the laws of the State of California pertaining to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, will be brought in the state or federal courts sitting in the County of Los Angeles, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court will have in personam jurisdiction over it, consents to service of process in any manner authorized by California law, and agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by applicable law.

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Exhibit D

11.5     Section Headings. The section headings of this Sublicense are for convenience of reference only and will not be deemed to alter or affect any provision hereof.

11.6     Gender and Tense. Where the context or construction requires, all words applied in the plural will be deemed to have been used in the singular, and vice versa; the masculine will include the feminine and neuter, and vice versa; and the present tense will include the past and future tense, and vice versa.

11.7     Severability. In the event that any provision or any part of any provision of this Sublicense will be void or unenforceable for any reason whatsoever, then such provision will be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Sublicense will continue in full force and effect, and to the extent required, will be modified to preserve their validity.

11.8     Third-Party Rights. IBD is an express third party beneficiary of this Sublicense and may enforce its provisions in its own name and on its own behalf if DHCM promptly fails to take such action. Except for the foregoing, nothing in this Sublicense, whether express or implied, is intended to confer any rights or remedies under or by reason of this Sublicense on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Sublicense intended to relieve or discharge the obligation or liability of any third persons to any party to this Sublicense, nor will any provision give any third persons any right of subrogation over or action against any party to this Sublicense. Without limitation of the foregoing, IBD will not have any obligations or duties to the Fund arising from this Sublicense or the License Agreement.

11.9     Construction. The language in all parts of this Sublicense will in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there will be no presumption against any party on the ground that such party was responsible for drafting this Sublicense or any part thereof, and any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Sublicense against the party that drafted it has no application and is expressly waived.

11.10     Relationship of the Parties. This Sublicense does not create an employment, agency, franchise, partnership, or joint venture relationship. No party has the right to bind the other party to any obligation and no party may hold itself out as being in a relationship that is inconsistent with the provisions of this Section 11.10

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Exhibit D

11.11     Force Majeure. Neither of the parties will be liable to the other party for default or delay in performance of this Sublicense directly caused by wars, riots, acts of terrorism, failures or defects in Internet, telephone systems, electricity, or other similar public facilities, public disaster or other causes that are beyond its reasonable control.

INTENDING TO BE LEGALLY BOUND, the parties have signed this Sublicense as of the date first above written.

“DHCM”:	“The Fund”:

Duncan-Hurst Capital Management, L.P.	Professionally Managed Portfolios,
By: Duncan-Hurst Capital Management Inc.	on behalf of CAN SLIM Select
General Partner	Growth Fund

Name: William H. Duncan, Jr.	Name:_______________________
Title: Chairman & CEO	Title_________________________

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Exibit A

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made as of the 9th day of September, 2005 between Duncan-Hurst Capital Management, L.P. (“DHCM”) and Investor’s Business Daily, Inc. (“IBD”).

RECITALS

Upon all of the terms and conditions of this Agreement, DHCM wishes to establish and manage a Fund, to acquire a trademark license to use the Property to identify, promote and advertise the Fund, and to secure access to the Stock List (as such capitalized terms are hereinafter defined). IBD is willing to grant such a license and access rights to DHCM.

AGREEMENT

ACCORDINGLY, the parties hereto agree as follows:

1.     CERTAIN DEFINED TERMS. In this Agreement, the following capitalized terms will have the meaning set forth below:

“Advertising Materials” means all advertising and promotional materials in any form provided to the public by DHCM or the Fund in which the Property is used, including without limitation, sales brochures and materials, television and radio announcements and commercials, and infomercials, other than Public Materials.

“Affiliate” means, with respect to any Person, (i) a Person directly or indirectly controlling, controlled by or under common control with such Person or (ii) an officer, director, trustee, or partner of such person. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Agreement” means this License Agreement, including all exhibits, as the same may hereafter be amended, modified or supplemented from time to time in accordance with the provisions of Section 18.2.

“Applicable Law” means, with respect to any Person, any domestic or foreign, Federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, general partners, managers, employees, consultants or agents (in connection with such officer’s, director’s, general partner’s, manager’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates). Applicable Law will not include decisions of an Authority that are subject to appeal and are reasonably expected to be appealed.

“Assignment” means any voluntary, involuntary, direct or indirect assignment, sale, or other transfer by any party or its owner(s), of any rights or obligations under this Agreement, more than fifty percent (50%) of the ownership in a party, or the last in a series of transfers that in the aggregate constitute the transfer of more than fifty percent (50%) of the ownership in a party. The term includes, without limitation: (1) transfer of ownership of capital stock; (2) merger, consolidation, or issuance of additional securities representing more than fifty percent (50%) of the ownership interest in a party; (3) sale of common stock of a party pursuant to a private placement or registered public offering, which transfers more than fifty percent (50%) of the ownership interest in a party; (4) sale of more than fifty percent (50%) in value of the assets of a party; and (5) a grant of rights to a Person not a party to this Agreement or its Affiliate to elect at least a majority of the Board of Directors of a party. “Assignment” also includes a Sale of the Fund.

“AUM” means the net assets of the Fund. As used herein, the term “net assets” will be determined by U.S. Bancorp Fund Services, LLC (“USB”) or other independent entity that is not DHCM or an Affiliate and that is regularly employed by the Fund to calculate the Fund’s net asset value in accordance with applicable securities laws.

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or tribunal of judicial authority, any arbitrator or any public, private or securities industry regulatory authority or securities exchange, whether international, national, Federal, state or local.

“Effective Date” means that date on which the Fund has secured all necessary approvals and licenses to sell shares of the Fund to members of the public in the Territory.

“Fund” means the mutual fund to be established, managed and operated by DHCM in accordance with this Agreement.

“IBD Advertising Channels” means the advertising media owned or controlled by IBD, including, but not limited to, “Investor’s Business Daily,” Investors.com, and IBD’s monthly subscriber newsletter.

“Initial Term” means the period of forty-eight (48) months from the Effective Date or fifty-five (55) months from the date of this Agreement, whichever period first expires.

“Investor’s Business Daily” means the financial newspaper published by IBD.

“Investors.com” means the web site owned and operated by IBD and identified by the domain name, Investors.com.

“Licensed Mark” means the name “CAN SLIM Select,” and any other versions of such mark for which IBD may provide its prior written approval for DHCM to use.

“Methodology” means the stock research methodology known as “CAN SLIM.”

“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, branches, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

“Property” means the Licensed Mark and the trade name “CAN SLIM Select.”

“Public Materials” means all materials provided by or on behalf of DHCM or the Fund to the public with respect to the Fund in which the Property is used, including without limitation, educational materials, prospectuses, and reports and statements filed with any Authority that are made available for public inspection without special request (such as a request under the Freedom of Information Act), other than Advertising Materials. Notwithstanding the foregoing, “Public Materials” does not include filings that by their nature could not affect the goodwill associated with the Property.

“Quarter” means a period of three (3) consecutive calendar months. The first Quarter shall commence as of the first day of the first calendar month that follows the Effective Date and continue for three (3) full calendar months thereafter and each subsequent Quarter shall be for a period of three (3) calendar months immediately following the end of the preceding Quarter.

“Registration of the Fund” means all registrations, filings and applications necessary or appropriate under Applicable Law in order to qualify, register, establish, operate and manage the Fund as a series of a registered investment company.

“Renewal Term” means each renewal period of two (2) years for which the Initial Term is extended pursuant to the provisions of Section 7.2 hereof. The first Renewal Period, if any, will commence on the first day following the end of the Initial Term and each subsequent Renewal Period, if any, will commence on the first day following the end of the preceding Renewal Period.

“Sale of DHCM” means (i) a sale, assignment or other transfer by DHCM or its owners of more than fifty percent (50%) of the ownership interests in DHCM (including by issuance of additional partner interests in DHCM such that the acquirer (who is not a party to this Agreement or an Affiliate of DHCM prior to the transaction in question) owns more than 50% in interest of the partner interests of DHCM after the transaction), (ii) a merger or consolidation of DHCM with a Person that is not a party to this Agreement or an Affiliate of DHCM prior to that merger or consolidation, (iii) a sale, assignment or other transfer by DHCM of more than fifty percent (50%) in value of DHCM’s assets, (iv) a grant of rights to become or appoint a Person to become the controlling general partner of DHCM or to occupy or appoint a Person to occupy a similar position, if the grant is to a Person that is not a party to this Agreement and is not an Affiliate of DHCM prior to the grant or (v) the last in a series of transactions that in the aggregate result in any of the foregoing.

“Sale of the Fund” means sale by DHCM of substantially all of its business relating to the Fund other than as part of a Sale of DHCM.

“Stock List” means a list of stocks, which is identified by the Licensed Mark, selected by IBD or an Affiliate through use of the Methodology and published daily on IBD’s website, www. investors.com, on days when the securities exchanges are open for business in the Territory.

“Territory” means the United States of America and its territories and possessions.

“Term” means the Initial Term and all Renewal Terms.

“USPTO” means the United States Patent and Trademark Office.

Capitalized terms not defined herein have the meanings assigned to such terms in the body of this Agreement.

2.	THE FUND.

2.1     Mutual Fund. The Fund will be a mutual fund, the shares of which will be offered and sold to the public in the Territory. The Fund will invest primarily in stocks included in the Stock List, subject to DHCM’s sole and absolute discretion.

2.2     Registration of the Fund. Within one hundred and twenty (120) days after the date of this Agreement, DHCM will prepare and file, or cause to be prepared and filed, with the appropriate Authority or Authorities all papers and documents and pay, or cause to be paid, all fees as are required for the Registration of the Fund. In the event there are delays in the Registration of the Fund beyond the reasonable control of DHCM that are caused by third parties, (such as, by way of illustration and not limitation, any Authority, IBD, or the Board of Directors of the Fund) such one hundred and twenty (120) day period will be extended by the period of such delay at the written request of DHCM to IBD made promptly after DHCM becomes aware of the circumstance causing delay; provided, however, the total amount of all such permissible delays may not exceed ninety (90) days in the aggregate. Thereafter, DHCM will conscientiously and expeditiously take all actions necessary to prosecute and complete the Registration of the Fund. In the event the Registration of the Fund is not completed by two hundred and ten (210) days after the date of this Agreement, including all extensions on account of permissible delays, either party may, at its sole option, elect to terminate this Agreement as provided in Section 13.1.5 hereof.

2.3     DHCM’s Responsibilities. As between IBD and DHCM, DHCM will be solely responsible for all aspects of the Registration of the Fund and the establishment, operation, and management of the Fund, including without limitation compliance with all Applicable Laws, and for all fees and other expenses. The parties acknowledge that the establishment, operation and management of the Fund will be performed by DHCM and other service providers of the Fund (including, without limitation, USB and the custodian, transfer agent and distributor of the Fund) and will be subject to the ultimate control and supervision of the Board of Directors of the Fund.

2.4     Operation of the Fund. During the Term of this Agreement, DHCM will file, or cause to be filed, all periodic reports and statements with all Authorities and continuously operate and manage the Fund in the Territory and offer and sell shares of the Fund to the public, in compliance with all Applicable Laws.

2.5     Notice of Complaints. During the Term, DHCM will promptly deliver to IBD: (a) a complete copy of any notice, complaint, or claim of a non-routine nature or involving the enforcement division of any Authority, including notice of the commencement of an inquiry, from or by any Authority relating to the alleged failure of DHCM to comply with any Applicable Law with respect to the Fund, including without limitation in connection with the Registration of the Fund, and the establishment, operation and management of the Fund; (b) a complete copy of any civil complaint received from any shareholder of the Fund alleging a breach by DHCM or any Affiliate of any duty owed to that Person relating to the Fund or shares of the Fund, including without limitation in connection with the operation and management of the Fund and offers and sales of its shares; and (c) a written statement of the remedial or other action proposed to be taken by DHCM with respect thereto. Notwithstanding the foregoing, however, DHCM will not be required to notify IBD of routine notices, complaints or claims that would be unlikely to result in a materially adverse effect on the financial condition of the Fund or DHCM or on the goodwill associated with the Property; it being agreed that any request, comment or deficiency letter from any Authority in connection with the Registration or any routine or sweep examination of the Fund will be deemed such a routine notice, complaint or claim that does not require disclosure to IBD. Thereafter, DHCM will keep IBD reasonably informed concerning the progress of the resolution of the matters raised in such notice, complaint or claim, including any proceedings of any Authority or in any civil action, as applicable, with respect thereto. Upon request from IBD, DHCM will provide such further or other information relating to the activities of the Fund and its management that come to IBD’s attention and that has the potential, in IBD’s reasonable judgment, to adversely affect the reputation of IBD and the Property, as IBD reasonably requests from time to time. Nothing contained in this Section 2.5 will require DHCM to disclose to IBD confidential information relating to the details of the subject of a notice, complaint or claim (other than the existence thereof) that cannot be disclosed to IBD without jeopardizing DHCM’s attorney-client privilege rights.

3.     LICENSE.

3.1     Grant. On the terms and subject to the conditions set forth in this Agreement, IBD hereby grants to DHCM, during the Term, and DHCM hereby accepts, a license to (a) use the Licensed Mark in the Territory in connection with the establishment, operation, and management of the Fund and its shares, and the name “CAN SLIM Select” as part of the trade name of the Fund, and (b) use the Licensed Mark to advertise and market the Fund throughout the world.

3.2     Exclusivity. During the Initial Term of this Agreement, IBD will not itself use or license any Person other than DHCM to use, inside the Territory, the Property for the purpose of naming, establishing, operating, managing, marketing or advertising a mutual fund, and will cause its Affiliates to observe the foregoing restrictions. DHCM’s rights to use the Property outside of the Territory will be non-exclusive and IBD and its Affiliates may use the Property or any part thereof outside of the Territory, and license any other Person to do so, without limitation.

3.3     Restrictions on Use of the Property. DHCM will not use the Property or any derivative of the Property for any purpose other than the limited use licensed pursuant to Subsection 3.1 hereof except with the prior written consent of IBD, which approval IBD may withhold in its sole and exclusive discretion. DHCM will not use the Property or any word included in the Property or any word that is confusingly similar to the Property to identify DHCM or any Affiliate of DHCM (other than the Fund).

3.4     Reservation of Rights. The license granted to DHCM under this Agreement is solely with respect to the Property and DHCM may not use any other trademark, service mark or trade name belonging to IBD or any of its Affiliates for any purpose whatsoever within or without the Territory and during and after the Term, all of which rights are reserved exclusively to them and their authorized licensees. Without limitation of the foregoing, IBD, on behalf of itself and its Affiliates, reserve the unrestricted right to use the name and mark, “CAN SLIM” without the word “Select” for any and all purposes, within and without the Territory, and to grant licenses to third parties to do so.

3.5     Additional Licenses.

3.5.1     If during the Term DHCM determines, in its sole, subjective discretion, that it wishes to establish a second fund in a country outside of the Territory, the shares of which will be offered and sold to the public outside of the Territory and which will invest primarily in stocks included in the Stock List, DHCM will give written notice thereof to IBD. Provided DHCM is then in compliance with the terms and conditions of this Agreement, IBD or its Affiliate and DHCM or its Affiliate will promptly enter into a new license agreement for such second fund (the “Off-Shore License”). The Off-Shore License will be on substantially the same terms and conditions as this Agreement except that the term of such Off-Shore License will expire upon the expiration of the Term of this Agreement and the Off-Shore License may be terminated by IBD (or its Affiliate) prior to its expiration, in IBD’s (or its Affiliate’s) sole, subjective discretion, if this Agreement is terminated by any party pursuant to the provisions of Section 13 hereof.

3.5.2     If during the Term IBD determines, in its sole, subjective discretion, that it or its Affiliate wishes to manage or to grant to a Person that is not an Affiliate the right to manage a fund based on a CAN SLIM Select list for international stocks or its equivalent, IBD will give written notice thereof to DHCM (the “International Expansion Notice”). Within fourteen (14) days after DHCM receives the International Expansion Notice, DHCM will advise IBD whether it wishes to engage in negotiations for a new agreement covering such right. Provided DHCM gives timely notice to IBD of its desire to engage in such negotiations, IBD or its Affiliate and DHCM or its Affiliate will promptly thereafter engage in good faith negotiations intended to result in a written license agreement between IBD (or such Affiliate) and DHCM (or such Affiliate) whereby DHCM (or its Affiliate) will acquire rights to develop such a fund on such terms and conditions to which the parties may then agree. If, however, either (a) DHCM does not deliver notice to IBD within fourteen (14) days, as aforesaid, that it desires to engage in negotiations, or (b) the parties do not sign a written agreement covering such right within ninety (90) days after DHCM’s receipt of the International Expansion Notice, then, in either event, IBD or its Affiliate will be free, without further obligations to DHCM pursuant to this Agreement, to develop such a fund or to enter into an agreement covering such right with another Person on terms that are no more favorable than the terms on which IBD offered such right to DHCM. If, however, the terms and conditions of the proposed new agreement are more favorable than those as to which IBD was prepared to enter into with DHCM, IBD will then give written notice to DHCM of such more favorable terms (the “Second International Expansion Notice”). DHCM will then have a period of fourteen (14) days after it has received the Second International Expansion Notice, to notify IBD in writing that it accepts such more favorable terms and conditions for itself. If DHCM fails to notify IBD of its acceptance of such more favorable terms within such time period, or, if it does accept such terms but fails to enter into a written agreement mutually acceptable to DHCM and IBD embodying such terms and conditions within sixty (60) days after DHCM delivers the notice described in the preceding sentence that it accepts such more favorable terms and conditions for itself, IBD will then have the right to enter into an agreement with another Person on the terms described in the Second International Expansion Notice, without any further obligation to DHCM.

4.     ADVERTISING AND MARKETING.

4.1     DHCM’s Responsibilities. As between DHCM and IBD, DHCM will be solely responsible for advertising and marketing the Fund and all associated costs.

4.2     IBD Advertising Channels. For the period from the Effective Date to the end of the first twelve (12) Quarters after the Effective Date, DHCM or the Fund will make purchases from IBD of advertising space in any of the IBD Advertising Channels to advertise the Fund, in the amounts set forth in Exhibit A hereto. (For purposes of Exhibit A, “Year 1” consists of the period from the Effective Date to the end of the first four (4) Quarters after the Effective Date.) Such purchases may be made at any time during the year. Except as provided below, IBD will charge for such advertising its standard published rates and terms for the applicable IBD Advertising Channel. IBD will make available volume discounts and premiums similar to those offered to other Persons (other than IBD’s Affiliates) who purchase advertising in the IBD Advertising Channels selected by DHCM. IBD will invoice DHCM for purchases of advertising at the end of each Quarter, commencing with the first Quarter after the Effective Date. With respect to invoices covering the period from the Effective Date to the end of the first Quarter after the Effective Date and the next three (3) Quarters, DHCM or the Fund will have one hundred eighty (180) days from the date DHCM receives the invoice to pay any advertising charges.

4.3     Advertising Credits. If, for the period from the Effective Date to the end of the first four (4) Quarters after the Effective Date, the Fund fails to achieve average daily AUM of at least Ninety-Three Million Seven Hundred and Fifty Thousand Dollars ($93,750,000), or if this Agreement is terminated by DHCM after twelve (12) months pursuant to Section 13.2 below, IBD will credit the amount set forth in Exhibit B against any unpaid balance owed by DHCM and will refund any remainder to DHCM. Any such refund will be paid to DHCM within thirty (30) days after the end of the four (4) Quarters or the date of the termination notice, as applicable. If this Agreement is terminated by DHCM after six (6) months pursuant to Section 13.2 below, IBD will forgive payment for unpaid advertising charges described in Section 4.2 that accrued during the period from the Effective Date to the date of such termination.

4.4     IBD’s Responsibilities. Except for publishing advertising materials specifically provided by DHCM or the Fund for advertising the Fund, neither IBD nor any Affiliate will engage in any advertising or marketing of the Fund.

5.	STOCK LIST.

5.1     Access to the Stock List. During the Term, for each day that the securities exchanges in the Territory are open for trading, IBD will post the Stock List on IBD’s website, www. investors.com, and provide DHCM and IBD’s subscribers access thereto via a password protected basis. During at least the first twelve (12) months after the Effective Date, a link to the Stock List will be prominently displayed on the home page of such website. During the Term of this Agreement, IBD will promote and maintain the Stock List. DHCM will not have exclusive rights of access to the Stock List. During the Term, IBD will deliver to DHCM when requested, but not more frequently than weekly for the first two (2) months of the Term and once a month thereafter, a report concerning the number of impressions delivered and click though rates for advertising of the Fund on IBD’s website during the prior month.

5.2     Use of the Stock List. The use by DHCM of the Stock List in connection with the purchase and sale of securities is in its sole and absolute discretion and risk, using such additional investment criteria and standards as DHCM may establish. IBD will not have any authority over such decisions or any liability or responsibility in connection with the purchase and sale of securities for the Fund.

5.3     No Representation or Warranty. IBD makes no representation or warranty to DHCM concerning the investment results that will or may be obtained using the Methodology, the Stock List, or otherwise in connection with the purchase and sale of securities described in the Stock List.

5.4     Personal Trading and Confidentiality. IBD has established and will maintain during the Term written policies and procedures (a) prohibiting trading by Affiliates, employees and agents of IBD on the basis of material, non-public information in the shares of the Fund and in the securities on the Stock List, and (b) safeguarding the confidentiality of the Stock List and the method of selecting the securities on the Stock List prior to publication. IBD will enforce such policies and procedures.

6.     RECORDS, REPORTS AND INSPECTIONS.

6.1     Reports and Documents. During the Term, DHCM will cause USB or its successor to deliver to IBD the following reports promptly after such reports become available:

6.1.1     A daily report on aggregate purchases and aggregate redemptions of Fund shares during the preceding day;

6.1.2     A daily report on AUM as of the end of the preceding day;

6.1.3     A monthly report on aggregate management fees paid to, and aggregate expenses reimbursed by, DHCM during the preceding month;

6.1.4     A quarterly report on aggregate 12b-1 fees paid by the Fund during the preceding calendar quarter; and

6.1.5      A monthly report setting forth the Fund’s total return statistics for the prior month and on a cumulative basis from inception.

6.2   Records. During the Term and for at least two (2) years after its expiration or sooner termination, DHCM will keep complete and accurate records of AUM and matters related to the computation and payment of the license fee payable to IBD pursuant to Section 8 of this Agreement.

7. TERM

7.1   Initial Term. Subject to early termination as provided in this Agreement, the Term of this Agreement will initially be the Initial Term.

7.2   Renewal Term. Upon expiration of the Initial Term, unless sooner terminated pursuant to the provisions of this Agreement, the Term of this Agreement will be automatically renewed for unlimited, successive Renewal Terms; provided, however, either party may deliver written notice to the other party at least ninety (90) days prior to the expiration of the Initial Term or the Renewal Term then in effect of its intention not to renew, whereupon this Agreement will expire on the last day of the Initial Term or the Renewal Term then in effect.

8.     LICENSE FEE.

8.1     Computation of License Fee. Subject to the provisions of Section 8.2 below, for each Quarter or part thereof that this Agreement remains in effect, DHCM will pay, or cause the Fund to pay, to IBD as a license fee a percentage of the average daily AUM during the preceding Quarter or part thereof as set forth in Exhibit C, attached hereto. The license fee will be payable within thirty (30) days after the end of the Quarter. DHCM will deliver with each payment of the license fee a statement detailing the computation of such fee.

8.2     Minimum Average AUM Notwithstanding the provisions of Section 8.1 above, if, as of the end of any Quarter, the average daily AUM for such Quarter is less than the minimum average AUM levels set forth in Exhibit C, no license fee will be payable to IBD. License fees will be computed based only upon the excess of such minimum average AUM for each such Quarter, as set forth in Exhibit C.

8.3     Late Payments. Without prejudice to any and all rights of the parties, a late fee at the annual rate of two percent (2%) above the prime interest rate from time to time publicly announced by Citibank, N.A., in Los Angeles, California, will be payable without prior notice of default or demand, but not to exceed the maximum rate permitted by applicable law, on all amounts due and payable to either party pursuant to the provisions of this Agreement which are not paid within thirty (30) days after the date such amounts are due. Said late fee will be payable commencing on the date payment is due and will continue until the amount due is paid.

9.     REPRESENTATIONS AND WARRANTIES.

9.1     IBD’s Representations and Warranties. IBD represents and warrants as follows: (a) an Affiliate of IBD owns the Licensed Mark in connection with financial services and has licensed the Licensed Mark to IBD with the right to sublicense the same; (b) said Affiliate has filed an application to register the service mark “CAN SLIM” for financial services with the U.S. Patent and Trademark Office and has complied in all respects with Applicable Laws with respect thereto and has licensed the Licensed Mark to IBD with rights to enter into this Agreement and perform its obligations hereunder; (c) neither such Affiliate nor IBD has licensed to any Person other than DHCM the rights to use the Property for the uses contemplated hereunder; (d) it has the right to enter into this Agreement and perform its obligations hereunder; (e) it is a corporation duly authorized and validly existing and in good standing under the laws of the State of California; and (f) the execution by IBD of this Agreement and the performance by it of its obligations hereunder do not conflict with, result in a breach of the terms and conditions of, or constitute a default under IBD’s organizational documents, or to the best of IBD’s knowledge, violate any Applicable Law or any license, agreement or other instrument to which IBD is now a party.

9.2     DHCM’s Representations and Warranties. DHCM represents and warrants as follows: (a) it is, and will be throughout the Term, an investment advisor, duly registered under Applicable Law in the United States of America; (b) it has the right to enter into this Agreement and perform its obligations hereunder; (c) it is a limited partnership, duly formed and validly existing and in good standing under the laws of the State of Delaware; and (d) the execution by DHCM of this Agreement and the performance by it of its obligations hereunder do not conflict with, result in a breach of the terms and conditions of, or constitute a default under DHCM’s organizational documents, or to the best of DHCM’s knowledge, violate any Applicable Law or any license, agreement or other instrument to which DHCM is now a party.

9.3     Continuing Effect of Representations and Warranties. The representations and warranties of the parties will be true and correct as of the date of this Agreement and on a continuing basis throughout the Term.

10.     INTELLECTUAL PROPERTY. For the purpose of protecting IBD’s reputation and the goodwill associated with the Property and IBD’s rights in and to the Property, DHCM agrees as follows:

10.1     Ownership of the Property. This Agreement creates only a license to use the Property in the manner and for the purposes set forth herein. This Agreement does not transfer ownership to the Property or any other rights to the Property (other than the license granted to DHCM under this Agreement) and all uses of the Property by DHCM inure to the benefit of IBD. DHCM will not contest the ownership and rights of IBD and its Affiliates in and to or any constituent words of the Property, whether during or after the Term of this Agreement or assist others in doing so or in any way represent that it has any rights, title or interest in or to them other than those rights expressly granted under the terms of this Agreement.

10.2     Approvals by IBD.

10.2.1     Prior to the Registration of the Fund, DHCM will obtain IBD’s written approval of the name of the Fund and any logotype or other graphic design associated with the name of the Fund.

10.2.2     Prior to any use, DHCM will submit or cause to be submitted to IBD for its approval all Advertising Materials. Approval or disapproval of any Advertising Materials submitted to IBD must be made by written notice given to DHCM within five (5) business days after IBD’s receipt of such submission (excluding the day of such submission), and IBD’s failure to notify DHCM of disapproval within such time period shall constitute approval. Advertising Materials that have been approved need not be resubmitted for approval for subsequent uses when there are no changes or only immaterial changes. IBD will exercise its approval rights solely in consideration of issues that IBD believes in good faith might affect the goodwill associated with the Property. The parties agree that IBD alone is able to make the determination described in this Section and, therefore, its decision concerning the matter shall be final and binding upon the parties and not subject to judicial review excepting only a claim that such decision was made in bad faith.

10.2.3     Prior to any use, DHCM will submit, or cause to be submitted, to IBD for its approval all Public Materials, except Blue Sky filings, tax filings, local business filings, and other similar filings that are in all material respects duplicative of Public Materials that have been submitted to IBD for its approval. Approval or disapproval of any Public Materials submitted to IBD must be made by written notice given to DHCM within five (5) business days after IBD’s receipt of such submission (excluding the day of such submission) unless DHCM notifies IBD at the time of submission of a shorter time within which a filing or other use of such Public Materials must be made because of an unexpected delay in meeting a regulatory deadline that could not be avoided by DHCM through the exercise of reasonable diligence or the unexpected need to make an immediate public disclosure of material information affecting the Fund, in which event IBD will exercise its approval rights within the shorter time stated to be available. IBD’s failure to notify DHCM of disapproval within such time period shall constitute approval except in cases where IBD has not had at least five (5) business days, as aforesaid, within which to exercise its approval rights, in which event such failure to notify DHCM of disapproval shall be deemed approval as to the particular event only, and shall not be deemed approval for any future purposes. Public Materials that have been approved need not be resubmitted for approval for subsequent uses when there are no changes or only immaterial changes, except when IBD has had less than five (5) business days to approve or disapprove the previous submission of such Public Materials. IBD will exercise its approval rights solely in consideration of issues that IBD believes in good faith might affect the goodwill associated with the Property. The parties acknowledge that IBD’s determination pursuant to this Section is one that it alone is able to make, and therefore, its decision concerning the matter shall be final and binding upon the parties and not subject to judicial review excepting only a claim that such decision was made in bad faith.

10.2.4     Prior to any use of the Licensed Mark, DHCM will submit to IBD for its approval any distinctive fonts, formats and graphic styles incorporating the Property.

10.3     Modifications. DHCM will refrain from adding to the Property any other word, character, trademark, trade name, logo or other graphic symbol or sign without IBD’s prior written consent. Notwithstanding the foregoing, IBD hereby consents to the use of the name, “CAN SLIM Select Growth Fund,” as the name of the Fund. Subject to IBD’s prior written consent, in its subjective discretion, DHCM may associate the Fund with names or marks that include presently existing or hereafter developed DHCM marks, including, without limitation, “Duncan Hurst,” “Duncan Hurst Capital Management,” and “DHCM” (the “DHCM Marks”). IBD acknowledges and agrees that the DHCM Marks are the exclusive property of DHCM and that all uses of the DHCM Marks will inure to the benefit of DHCM. (For avoidance of doubt, however, the parties acknowledge and agree that the name, “CAN SLIM Select” is not part of the DHCM Marks).

10.4     No Disparagement. DHCM will not promote, distribute or sell any product or service, or use or refer to the Property, including without limitation in any Advertising Materials or Public Materials, in any manner that disparages or diminishes the stature or image of the Property or the quality of services identified by the Licensed Mark or the names “CAN SLIM Select,” “CAN SLIM” and “Investor’s Business Daily” or causes confusion or deception among consumers.

10.5     No Use or Registration of Similar Mark. DHCM will not adopt, use, apply for or attempt to register any mark that is confusingly similar to the Licensed Mark during the Term or after its termination or expiration.

10.6     Sublicensing.

10.6.1     Except as provided in Section 10.6.2 and Article 12, below, DHCM will not sublicense any of its rights or delegate any of its duties under this Agreement. DHCM will not authorize others to use the Property for any purpose other than for the purposes expressly authorized under this Agreement.

10.6.2     As soon as feasible after the execution of this Agreement, DHCM will enter into a Sublicense Agreement in the form of Exhibit D hereto with the Fund (the “Fund Sublicense”). Promptly after it is executed by all parties, DHCM will provide a fully signed copy of the Fund Sublicense to IBD. DHCM will not amend the Fund Sublicense, orally, in writing, or by its acts or omissions, including without limitation by means of waiver, without IBD’s prior written consent, which may grant or withhold in its sole subjective discretion.

10.6.3     DHCM will duly perform its obligations under the Fund Sublicense. DHCM will use its best efforts to enforce the Fund Sublicense. DHCM will promptly advise IBD in writing of any breach by the Fund of the Fund’s obligations under the Fund Sublicense of which DHCM becomes aware and of the action proposed to be taken by DHCM with respect thereto. IBD will be a third-party beneficiary of the Fund Sublicense and will be entitled to take action in its own name in case of a breach by the Fund of the Fund Sublicense if DHCM fails to promptly take such action. IBD may, in its sole discretion, join DHCM as a party in any proceeding commenced by IBD in connection therewith. Any such action by IBD shall be in addition to, and not in lieu of, any remedy available to IBD under this Agreement.

10.7     No Use in Corporate Name. DHCM will not incorporate the Licensed Mark in DHCM’s corporate or business name or in any URL, meta-tag or other Internet locator unless expressly permitted by IBD in writing.

10.8.     Designation. DHCM will reproduce the symbol “TM” or “®”, as appropriately and reasonably directed by IBD, next to each use of the Licensed Mark.

10.9     Effect of Approvals. Any approval by IBD under this Agreement does not constitute or imply a representation or belief that the item submitted for approval complies with Applicable Law or is suitable or legally sufficient for the purpose intended.

11.     PROTECTION OF THE LICENSED MARK.

11.1     Registration of the Licensed Mark. DHCM will cooperate with and assist IBD in all actions taken by IBD to register the Licensed Mark with the USPTO and in such foreign countries as are from time to time designated by IBD. IBD will reimburse DHCM for DHCM’s out of pocket expenses incurred in connection with its cooperation and assistance pursuant to this Section 11.1, within thirty (30) days after IBD has received DHCM’s invoice therefor or, if IBD reasonably requires further information concerning such out of pocket expenses, within thirty (30) days after receiving DHCM’s responses thereto.

11.2     Infringements. DHCM will promptly notify IBD in writing of any infringement of the Licensed Mark that come to its attention and cooperate with IBD by providing such information and assistance as IBD may reasonably require for the purposes and as further described in Section 11.3 hereof.

11.3     Prosecution of Infringements by IBD. IBD will have the sole right, exercisable in its sole discretion, to pursue, at its expense, any claim against a third party for infringement or other use or misuse of the Licensed Mark. The failure of IBD to pursue any action will not be a breach by IBD of its obligations under this Agreement. If IBD determines (in its sole discretion) that legal action is feasible and necessary or advisable, IBD will be in sole and exclusive control of the matter and will proceed as it determines is best or appropriate under the circumstances at its sole expense. Any and all proceeds of any such action will belong exclusively to IBD; provided, however, that if any such action is with respect to the infringement or other use or misuse of the Licensed Mark in DHCM’s exclusive field of use under Section 3.2, then the proceeds (after IBD has recovered the attorneys’ fees and related legal costs incurred by IBD in such action) will be shared equally between DHCM and IBD. DHCM will cooperate in the manner that IBD reasonably requests to assist IBD in connection with any action taken by IBD pursuant to this Section 11.3, provided that any reasonable out-of-pocket expenses incurred by DHCM in providing such cooperation and assistance pursuant to this Section 11.3 will be promptly reimbursed by IBD.

11.4     Prosecution of Infringements by DHCM. To the extent IBD elects not to pursue a claim against an alleged infringer of the Licensed Mark pursuant to the provisions of Section 11.3, above, DHCM will have the right to pursue such claim with counsel reasonably acceptable to IBD. DHCM will coordinate and cause its counsel to coordinate with IBD any actions taken by or on behalf of DHCM and keep IBD apprised of all details as IBD may reasonably request. DHCM will bear all of the costs of such action. IBD will cooperate in the manner that DHCM reasonably requests to assist DHCM in connection with any action taken by DHCM, provided that any reasonable out- of-pocket expenses incurred by IBD in providing such cooperation and assistance pursuant to this Section 11.4 will be reimbursed by DHCM. DHCM will not abandon or settle any litigation begun by it pursuant to this Section 11.4, in whole or in part, without IBD’s prior written approval, which will not be unreasonably withheld. From the proceeds of any action taken by DHCM pursuant to this Section 11.4, DHCM will first be entitled to recover its attorneys’ fees and related legal costs. The remainder of the recovery will then be shared equally between DHCM and IBD.

12.     ASSIGNMENT.

12.1     General. No Assignment of this Agreement may be made by any party, in whole or in part, unless such Assignment is made accordance with one of the provisions of this Article 12.

12.2     Assignment to an Affiliate. Either party may make an Assignment of this Agreement to an Affiliate provided: (a) the Affiliate is reasonably capable of performing the obligations of the assigning party; (b) written notice of such proposed Assignment is given to the non-assigning party not later than thirty (30) days prior to the effective date of the Assignment; and (c) the assignee agrees in writing for the benefit of the non-assigning party to adhere to all of the terms and conditions of this Agreement, including without limitation the restrictions upon further Assignment as provided in this Article 12.

12.3     Assignment with Written Consent. Either party may make an Assignment of this Agreement upon the prior written consent of the non-assigning party. Except as provided elsewhere in this Article 12, the non-assigning party may grant or withhold its consent in its sole and absolute discretion, provided its decision must be made in good faith after consideration of such facts or circumstances as the non-assigning party deems relevant to its decision. The parties acknowledge and agree that the non-assigning party’s determination of whether to consent to a proposed Assignment of this Agreement pursuant to this Section 12.3 is a determination that the non-assigning party alone is able to make and, therefore, its decision concerning the matter shall be final and binding upon the parties and not subject to judicial review excepting only a claim that such decision was made in bad faith. It shall not be a matter of bad faith if the non-assigning party proposes changes in material terms and conditions of this Agreement as a condition to granting its consent to a proposed Assignment pursuant to this Section 12.3. For the avoidance of doubt, this Section 12.3 shall apply to a proposed Assignment of this Agreement by DHCM in connection with a proposed Sale of the Fund.

12.4     Assignment by IBD upon a Sale of IBD. IBD may make an Assignment of this Agreement to a Person that acquires substantially all of its business and assets or all of its outstanding shares of stock or into which it is merged provided all of the following conditions are satisfied: (a) written notice of such Assignment is given to DHCM not later than thirty (30) days prior to the effective date of the Assignment; and (b) the assignee agrees in writing for the benefit of DHCM to adhere to all of the terms and conditions of this Agreement, including without limitation the restrictions upon further Assignment as provided in this Article 12.

12.5     Assignment by DHCM upon a Sale of DHCM.

         12.5.1     Conditions. DHCM may make an Assignment of this Agreement that is not a Sale of the Fund, provided all of the following conditions are satisfied: (a) written notice of the proposed assignment is given to IBD not later than thirty (30) days prior to the proposed effective date of the Assignment; (b) prior to the effectiveness of any Assignment, IBD gives its written consent to the Assignment of this Agreement in accordance with the following provisions of this Section 12.5, below; and (c) the assignee agrees in writing for the benefit of IBD to adhere to all of the terms and conditions of this Agreement, including without limitation the restrictions upon further Assignment as provided in this Article 12.

12.5.2     IBD’s Consent to an Assignment upon a Sale of DHCM. At the time DHCM gives notice to IBD of a proposed Assignment pursuant to Section 12.5.1 above, DHCM shall provide to IBD information in reasonable detail about the identity, business experience, and management, of the proposed assignee, and such information concerning financial condition of the proposed assignee as DHCM is reasonably able to obtain, both as of a date reasonably close to the date of the notice to IBD and on a pro forma basis showing the projected financial condition of the proposed assignee after the completion of the Assignment, the anticipated effective date of the proposed Assignment, and such additional information that IBD requests as is reasonably relevant to the issue of the suitability of the prospective assignee to perform DHCM’s obligations under this Agreement.

12.5.3     IBD shall be Reasonable. IBD shall not unreasonably withhold or delay its consent to a proposed Assignment. It shall be deemed reasonable, by way of illustration and not limitation, for IBD to withhold its consent to a proposed Assignment pursuant to this Section 12.5 if Beau Duncan will not be employed by the assignee to continue to manage the Fund for a period that is at least equal to the then unexpired term of this Agreement or if any of the following circumstances are present: (i) the proposed assignee is not capable of performing DHCM’s obligations under this Agreement in IBD’s reasonable, good faith opinion; (ii) the proposed assignee or any Affiliate has in the past been a adverse party in any material litigation or other dispute with IBD or an Affiliate; (iii) the proposed assignee or an Affiliate is a direct competitor of IBD or an Affiliate, in IBD’s reasonable opinion; (iv) DHCM does not provide IBD with sufficient information concerning the financial condition of the proposed assignee in order that IBD may make a reasonable determination of the proposed assignee’s ability to perform DHCM’s obligations under this Agreement; (v) the pro forma financial condition of the proposed assignee will not be, after the completion of the proposed Assignment, at least as favorable as the financial condition of DHCM as of the date of this Agreement (or IBD is not provided with sufficient financial information by DHCM to be able to determine such matter); (v) the proposed assignee or an Affiliate has been found guilty or plead nolo contendre within the past 10 years in material civil litigation, a material criminal case, or a material regulatory proceeding before a governmental or quasi-governmental body alleging fraud, embezzlement, conversion, violation of any U.S. or Canadian federal, U.S. state or Canadian provincial securities laws, unfair or deceptive business practices, violation of consumer protection laws, anti-trust laws or similar laws; and (vi) any party to this Agreement or an Affiliate is aware of any pending investigation or inquiry by a governmental or quasi-governmental agency which, if it resulted in a lawsuit or proceeding, would be likely to impair the goodwill associated with the Property in IBD’s reasonable opinion, exercised in good faith.

12.5.4.     If IBD does not Consent to an Assignment upon a Sale of DHCM. If there is a Sale of DHCM and IBD does not consent to an Assignment of this Agreement pursuant to the provisions of this Section 12.5 then this Agreement will be automatically terminated upon the consummation of the transaction. In addition, DHCM shall pay to IBD in consideration of such early termination of this Agreement, a percentage of the amount received and to be received by DHCM that is allocable to the value of the Fund, as determined pursuant to Section 12.7 hereof. The percentage that is to be paid to IBD pursuant to this Section 12.5.4 depends upon the year of the term of this Agreement in which a contract for the Sale of DHCM is signed by DHCM, as follows:

Year of term in which contract signed	Percentage to be paid to IBD
First	Fifty Percent (50%)
Second	Forty Percent (40%)
Third	Thirty Percent (35%)
Fourth	Twenty-Five Percent (25%)

For purposes of this Section 12.5.4, “a year of the term of this Agreement” shall mean a period of twelve (12) months, with the first such year being the period of twelve (12) months from the Effective date and each subsequent year commencing on the day that is the anniversary of the Effective Date.

12.6     Payment to IBD upon an Assignment with IBD’s Consent.

12.6.1     When Assignment is Part of the Sale of the Fund. If DHCM makes an Assignment of the Agreement with IBD’s consent pursuant to the provisions of Section 12.3 as part of a transaction that includes the Sale of the Fund, DHCM shall deliver to IBD within ten (10) days after the effective date of the Assignment, a statement signed by the Chief Executive and Chief Financial Officers of DHCM disclosing the total consideration received by DHCM and to be received on account of the sale, the consideration received by DHCM as of the date of the statement, the amounts of further consideration that are expected by DHCM, and the dates when payments are expected. DHCM shall pay to IBD ten percent (10%) of the amount received and to be received by DHCM on account of the Sale of the Fund at the times set forth in Section 12.6.3 hereof.

12.6.2     When Assignment is Part of the Sale of DHCM. If DHCM makes an Assignment of the Agreement with IBD’s consent pursuant to Section 12.5 as part of a Sale of DHCM, DHCM will pay to IBD ten percent (10%) of the amount received and to be received by DHCM that is allocable to the value of the Fund, as established pursuant to the provisions of Section 12.7. Payments will be made at the times set forth in Section 12.6.3 hereof.

      12.6.3     Calculation and Time of Payments; Non-Cash Consideration. In calculating the payment to be made by DHCM to IBD under Sections 12.5.4 or 12.6 of this Agreement, DHCM may first deduct from one hundred percent (100%) of the total consideration received and to be received by DHCM an amount equal to any expense reimbursement previously paid by DHCM to the Fund that was neither previously reimbursed to DHCM by the Fund nor is reasonably expected to be reimbursed in the future (the “Unrecouped Fund Expenses”). In addition, the following shall apply:

(i)  If there is an Assignment of this Agreement with IBD’s consent pursuant to the provisions of Section 12.6 of this Agreement, then DHCM may also first deduct from one hundred percent (100%) of the total consideration received and to be received by DHCM its direct out-of-pocket expenses, including without limitation legal, accounting and investment banking expenses (if any), in connection with the transaction or series of transactions directly related to the Assignment (excluding Unrecouped Fund Expenses) to the extent such expenses exceed IBD’s out-of-pocket expenses directly related to the Assignment. In determining DHCM expenses pursuant to this paragraph in case of an Assignment as part of the Sale of DHCM, such expenses may include a portion of DHCM’s expenses in the same proportion as the consideration from the Sale of DHCM is allocable to the Fund.

(ii)  If there is a Sale of DHCM and the provisions of Section 12.5.4 of this Agreement apply, then DHCM shall not make any further deductions from the total consideration received and to be received by DHCM in calculating the payment due IBD under Section 12.5.4.

(iii)  All payments required to be made by DHCM to IBD under Section 12.5.4 or 12.6 of this Agreement shall be made within ten (10) days after receipt of consideration by DHCM. If any part of such consideration is not paid in cash, DHCM shall pay to IBD the cash equivalent of the percentage due IBD as and when the non-cash consideration is received by DHCM. DHCM shall accompany each payment with a statement in reasonable detail showing how the payment to IBD was computed.

(iv)  Each party shall provide to the other reasonable documentation of its expenses described in this Section 12.6.3; provided, however, in calculating its said expenses, a party’s internal overhead expenses (including without limitation salaries and expenses of employees, directors and persons with management authority) shall not be included.

12.7.     Allocation of Consideration to the Fund upon a Sale of DHCM. Upon a Sale of DHCM, DHCM will deliver to IBD within ten (10) days after the effective Date of the sale, a written statement (the “Sales Notice”) signed by the Chief Executive and Chief Financial Officers of DHCM disclosing the total consideration received and to be received by DHCM on account of the sale (the “Sale Consideration”), the consideration received by DHCM and as of the date of the statement, the amounts of further consideration that are expected by DHCM, and the dates when payments are expected. The Sales Notice shall also include DHCM’s opinion of the relative value of the Fund to the value of the other assets sold, which shall have a reasonable basis, the allocation to the Fund of a portion of the total consideration received and to be received on account of the Sale of DHCM that DHCM reasonably proposes should be made and the basis for DHCM’s opinion and proposal. Thereafter, within the next thirty (30) days, DHCM and IBD will confer for the purpose of enabling IBD to ascertain whether the allocation proposed by DHCM is reasonable in IBD’s opinion. DHCM will at such time provide to IBD the information which DHCM used in forming its opinion and such additional relevant information that IBD reasonably requests. If, after conferring with DHCM, IBD believes that the allocation proposed by DHCM is not reasonable, the matter shall be submitted to arbitration in Los Angeles, California before a retired judge under the rules of arbitration then in effect of JAMS (Judicial Arbitration and Mediation Services, Inc.). The decision of the arbitrator shall be final and binding on the parties. The fees of JAMS and of the arbitrator shall be borne equally by the parties, but the parties shall bear their own legal fees and expenses. The parties may, at their own expense, introduce expert testimony in such arbitration.

13.     TERMINATION.

13.1     Termination by Either Party. This Agreement may be terminated by the party not at fault upon the occurrence of any of the following events:

13.1.1     If the other party materially breaches any term or condition of this Agreement and fails to rectify such breach within thirty (30) days after receiving written notice from the non-breaching party or fails to promptly commence a cure, if it is reasonably anticipated that it is likely to take in excess of thirty (30) days to rectify, notifies the non-breaching party of such circumstance and the actions that are being taken to rectify the breach complained of, and thereafter diligently continues to take appropriate action to rectify the breach;

13.1.2     If the other party becomes insolvent, or enters into an arrangement with its creditors, or commences its dissolution, or has a receiver appointed over a material portion of its assets which is not released or discharged within thirty (30) days;

13.1.3     If the Fund is liquidated or substantially all of its assets are sold, or if an order is issued by any Authority which suspends or terminates the right of the Fund to continue to offer or sell shares of the Fund or to operate in the normal course of its business and such order is not removed within thirty (30) days;

13.1.4     If there is an Assignment of this Agreement by the other party that is not permitted hereunder;

13.1.5     If Registration of the Fund is not completed within two hundred and ten (210) days from the date of this Agreement, provided written notice is given by the terminating party at any time before Registration of the Fund is completed;

13.1.6     Upon the filing by the other party of a voluntary or involuntary action for bankruptcy protection under the United States Code, which, in the case of an involuntary action, is not dismissed within thirty (30) days after the filing thereof.

13.1.7     If DHCM is no longer the investment advisor to the Fund for any reason, except by reason of an Assignment (in which event the provisions of Section 12 will apply), subject, however, to the provisions of Section 14 hereof.

13.2     Termination by DHCM. DHCM may terminate this Agreement if the Fund does not have AUM of at least Ten Million Dollars ($10,000,000) on the date that is six (6) months after the Effective Date, or at least Thirty Million Dollars ($30,000,000) on the date that is twelve (12) months after the Effective Date, by giving written notice to IBD within thirty (30) days following such date.

13.3     Termination Notices to be in Writing. All notices of termination which may be given hereunder must be in writing.

13.4     Effect of Termination.

13.4.1      If this Agreement is terminated by IBD on account of the circumstances described in Section 13.1.1, above, or this Agreement is not renewed by either party upon the expiration of the Initial Term or any Renewal Term, DHCM will cease any further use of the Property, refrain from operating a mutual fund using the Stock List, including but not limited to the Fund, and cease associating the Fund with the Stock List, the Property, IBD or any Affiliate of IBD.

13.4.2     If this Agreement is terminated by DHCM on account of the circumstances described in Section 13.1.1, above, IBD will enter into a trademark license in customary form to authorize DHCM and the Fund to continue to use the Licensed Mark on a temporary basis, not to exceed two (2) years from the date such termination became effective, until DHCM finds a replacement for the Licensed Mark and the Stock List.

13.4.3     If this Agreement is terminated by either party on account of any of the circumstances described in Section 13.1.2 to 13.1.7, inclusive, and 13.2, DHCM will cease within sixty (60) days any further use of the Property and will no longer associate the Fund with IBD or any of its Affiliates, the Property or the Stock List.

13.4.4     The provisions of Sections 4.3, 6.2, 6.3, 8.3, 10.1, 10.3, 10.4, 10.5, 10.7, 11.3, 11.4, 15, 16.1, 16.2, 18, 19 will survive the termination of this Agreement.

14.     TERMINATION OF ADVISORY AGREEMENT.

14.1     Voluntary Termination of the Advisory Agreement by DHCM. If during the Term, for any reason, DHCM intends to voluntarily terminate its advisory agreement relating to the Fund, it shall first give IBD at least sixty (60) days prior written notice of its intention. Thereupon, IBD shall have the right (but not the obligation) within such sixty (60) day period to seek to find a replacement advisor to the Fund that is acceptable to IBD and to the Board of Directors and the shareholders of the Fund. If IBD finds such a replacement advisor, at IBD’s request, and in its sole discretion, either DHCM shall assign this Agreement (subject to the terms thereof) to such replacement advisor or this Agreement shall be deemed terminated upon the qualification of such replacement advisor under Applicable Law. Without charge, DHCM will provide all information in its possession concerning the Fund and its shareholders that IBD or a proposed replacement advisor reasonably requests in connection with IBD’s efforts to find a replacement advisor to the Fund and to obtain all approvals required under this Agreement and under Applicable Law. The provisions of this Section 14.1 shall not be applicable in case of an Assignment by DHCM pursuant to the provisions of Section 12 hereof or the termination of this Agreement by DHCM pursuant to the provisions of Sections 13.1 or 13.2 hereof.

14.2      Termination of the Advisory Agreement by the Fund. If, during the Term, the advisory agreement between DHCM and the Fund is terminated by the Fund, DHCM will promptly give written notice thereof to IBD. So long as no material breach of this Agreement by DHCM exists and remains uncured, while this Agreement remains in effect IBD will not solicit the Fund or its Board of Directors or shareholders to terminate the advisory agreement between DHCM and the Fund.

15.     CONFIDENTIALITY. During the Term of this Agreement and thereafter for so long as the matter is not publicly known:

15.1      Disclosures by DHCM. Subject to the provisions of Section 15.3, DHCM will not divulge to any third party any proprietary, non-public information relating to the Stock List, the Methodology, the Licensed Mark, the IBD Advertising Channels, this Agreement, or any other matter that IBD reasonably advises DHCM is of a confidential nature that is communicated to DHCM by IBD during the Term.

15.2     Disclosures by IBD. Subject to the provisions of Section 15.3, IBD will not divulge to any third party any proprietary, non-public information relating to the Fund, DHCM, DHCM’s Advertising Materials or Public Materials, this Agreement, or any other matter that DHCM reasonably advises IBD is of a confidential nature that is communicated to IBD by DHCM during the Term.

15.3     Permitted Disclosures. Notwithstanding the foregoing, DHCM may disclose this Agreement to the Fund and the Fund’s Affiliates, lawyers, insurers, accountants and auditors, and the parties may disclose this Agreement or confidential information belonging to a party to Persons with whom each has a confidential relationship, including their respective Affiliates, lawyers, insurers, accountants and auditors, provided such Persons are required to maintain substantially the same degree of confidentiality as is required of the disclosing party, and as each may be required by law to disclose same; provided, however, in case disclosure is mandated by an order of a court or other governmental authority or a subpoena, the party seeking to make disclosure will promptly give notice to the other party so that the non-disclosing party has an opportunity to seek an appropriate protective order.

16.     INDEMNIFICATION; INSURANCE.

16.1     Indemnification by DHCM. During and after the Term, DHCM will indemnify and hold harmless, IBD and its Affiliates and their permitted successors and assigns, and their respective officers, directors, representatives, employees and agents (each an “Indemnitee” and collectively “Indemnitees”) from and against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys’ fees and other legal expenses) (collectively “Claims”) arising out of or in connection with (a) the Registration of the Fund, and the establishment, operation or management of the Fund, (b) other actions and omissions of DHCM, and (c) a breach by DHCM of its obligations under this Agreement. Each Indemnitee will promptly give notice to DHCM of any matter to which it is entitled to indemnification hereunder; provided, however, any delay or failure to give such notice will not relieve DHCM from any liability under this Section unless, and only to the extent that, such failure results in prejudice to substantive rights and defenses that, in the absence of such delay or failure, would exist. DHCM will engage counsel reasonably acceptable to the Indemnitee to provide a defense of such Claim at DHCM’s expense and DHCM will control the defense and settlement of the Claim; provided, however, the Indemnitee will have the right to approve any settlement, which approval it will not unreasonably withhold. The Indemnitee may, if its so elects, also engage counsel at its expense to participate in the defense of the Claim (provided, such participation will not give Indemnitee the right to control the defense or settlement of the Claim), and DHCM will cooperate with Indemnitee’s counsel in connection therewith. If DHCM fails to assume the defense of such Claim, the Indemnitee may assume the defense of such Claim and DHCM will reimburse the Indemnitee for all reasonable expenses (including reasonable attorneys’ fees and other legal expenses) as such expenses are incurred relating to the defense of such Claim.

16.2     Indemnification by IBD. During and after the Term, IBD will indemnify and hold harmless, DHCM and its Affiliates and their permitted successors and assigns, and their respective officers, directors, partners, representatives, employees and agents (each an “Indemnitee” and collectively “Indemnitees”) from and against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys’ fees and other legal expenses) (collectively “Claims”) arising out of or in connection with (a) allegations that DHCM’s use of the Property in accordance with this Agreement infringes the trademark or other legal rights of any third party, (b) a breach of IBD of its obligations under this Agreement, or (c) other actions and omissions of IBD. Each Indemnitee will promptly give notice to IBD of any matter to which it is entitled to indemnification hereunder; provided, however, any delay or failure to give such notice will not relieve IBD from any liability under this Section unless, and only to the extent that, such failure results in prejudice to substantive rights and defenses that, in the absence of such delay or failure, would exist. IBD will engage counsel reasonably acceptable to the Indemnitee to provide a defense of such Claim at IBD’s expense and IBD will control the defense and settlement of the Claim; provided, however, the Indemnitee will have the right to approve any settlement, which approval it will not unreasonably withhold. The Indemnitee may, if it so elects, also engage counsel at its expense to participate in the defense of the Claim (provided, such participation will not give the Indemnitee the right to control the defense or settlement of the Claim), and DHCM will cooperate with the Indemnitee’s counsel in connection therewith. If IBD fails to assume the defense of such Claim, the Indemnitee may assume the defense of such Claim and IBD will reimburse the Indemnitee for all reasonable expenses (including reasonable attorneys’ fees and other legal expenses) as such expenses are incurred relating to the defense of such Claim.

16.3     Insurance. During the Term, DHCM will, at its expense, maintain one or more policies of errors and omissions insurance with minimum limits of coverage of One Million Dollars ($1,000,000). The insurance required under this Section 16.3 will: (a) cover claims, regardless of when raised, based on occurrences relating to DHCM’s management of the Fund and other accounts during the Term, subject to customary exclusions and other customary terms and conditions; and (b) be with carriers authorized by the applicable Authority to issue such policies in the State of California and with Best ratings of A or better. DHCM will not commence the sale of shares of the Fund to the public until it has furnished to IBD Certificates of Coverage or other evidence reasonably satisfactory to IBD that DHCM has complied with its obligations under this Section 16.3. DHCM will promptly deliver written notice to IBD if at any time DHCM receives notice that the insurance required to be maintained by it under this Agreement is or will be no longer in effect and of the steps that DHCM is taking to replace such terminated insurance. IBD makes no representation or warranty concerning the sufficiency of such insurance and DHCM is entitled to carry such additional insurance as it deems necessary. Nothing contained in this Section 16.3 is intended to require DHCM to maintain insurance to cover IBD’s indemnification obligation to DHCM pursuant to Section 16.2 hereof.

17.     PUBLICITY. Up to the Effective Date, no publicity release or announcement concerning this Agreement or the transactions contemplated herein will be issued without advance written approval of the form and substance thereof by IBD and DHCM (which approval will not be unreasonably withheld); provided, however, that such restrictions will not apply to any disclosure required by any Authority or Applicable Law.

18.      NOTICES. All notices hereunder will be in writing and will be delivered by courier or other means of personal service (including by means of a nationally recognized overnight mail service or professional messenger service), or sent by facsimile or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

DHCM:

Duncan-Hurst Capital Management, L.P.
4365 Executive Drive, Suite 1520
San Diego, CA 92121
ATTN: Rebecca La Ferney
Email: Rebecca @dhcm.com

IBD:

Investors Business Daily, Inc.
12655 Beatrice Street
Los Angeles, CA 90066
ATTN: Jessica Jensen
Email:  Jessica.Jensen@investors.com

All notices will be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above. In case of service by facsimile, a copy of such notice will be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given. Notwithstanding the foregoing, however: (a), any requests for approval of Advertising (pursuant to Section 10.2.2) or Public Materials (pursuant to Section 10.2.3) or distinctive fonts, formats or graphic styles (pursuant to Section 10.2.4) may be made by DHCM by email and (b) notice of approval or disapproval of Advertising (pursuant to Section 10.2.2) or Public Materials (pursuant to Section 10.2.3) or distinctive fonts, formats or graphic styles (pursuant to Section 10.2.4) may be given by IBD by email, to the email address specified above (or such other email address as is designated by notice from the applicable party in compliance with the foregoing provisions). The party giving notice by email will promptly send, or cause to be sent, to the other party, by facsimile a confirmation containing the addresses, date, time and subject line of any notice that is given by email.

19.     GENERAL.

19.1     Further Assurances. Each of the parties will use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated hereby, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

19.2     Modifications and Amendments; Waivers and Consents. Amendments to this Agreement must be in writing and signed by the parties. No waiver, failure to enforce any provision of this Agreement or course of dealing will operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits a waiver or consent by or on behalf of any party hereto, such waiver or consent will be given in writing.

19.3     Entire Agreement. This Agreement (including any exhibits hereto) is intended to embody the final, complete and exclusive agreement among the parties with respect to the subject matter hereof; is intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

19.4     Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California pertaining to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, will be brought in the state or federal courts sitting in the County of Los Angeles, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court will have in personam jurisdiction over it, consents to service of process in any manner authorized by California law, and agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by applicable law.

19.5     Section Headings. The section headings of this Agreement are for convenience of reference only and will not be deemed to alter or affect any provision hereof.

19.6     Gender and Tense. Where the context or construction requires, all words applied in the plural will be deemed to have been used in the singular, and vice versa; the masculine will include the feminine and neuter, and vice versa; and the present tense will include the past and future tense, and vice versa.

19.7     Severability. In the event that any provision or any part of any provision of this Agreement will be void or unenforceable for any reason whatsoever, then such provision will be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement will continue in full force and effect, and to the extent required, will be modified to preserve their validity.

19.8     No Third-Party Rights. Except as described in Section 10.6.3 with respect to the Fund Sublicense, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it, each Indemnitee, and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor will any provision give any third persons any right of subrogation over or action against any party to this Agreement. DHCM does not assume any obligations to the Fund under this Agreement, and neither the Fund nor any other Person shall be a third party beneficiary of DHCM’s obligations to IBD under this Agreement.

19.9     Construction. The language in all parts of this Agreement will in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there will be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof, and any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

19.10     Relationship of the Parties. This Agreement does not create an employment, agency, franchise, partnership, or joint venture relationship. No party has the right to bind the other party to any obligation and no party may hold itself out as being in a relationship that is inconsistent with the provisions of this Section 18.10

19.11     Force Majeure. Neither of the parties will be liable to the other party for default or delay in performance of this Agreement directly caused by wars, riots, acts of terrorism, failures or defects in Internet, telephone systems, electricity, or other similar public facilities, public disaster or other causes that are beyond its reasonable control.

INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the date first above written.

Duncan-Hurst Capital Management, L.P.                                  Investor’s Business Daily, Inc.
By: Duncan-Hurst Capital Management Inc.
General Partner

Name: William H. Duncan, Jr.              By: Jessica M. Jensen
Title: Chairman & CEO                     Title: Senior Vice President,
                                                                                                                   Marketing and Business
                                                                                                                   Development